Exhibit 15.1
June 17, 2008
Shareholders and Board of Directors
Entertainment Distribution Company, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-4 filed on June 23, 2008) of EDCI Holdings, Inc. for the registration of 6,869,436 shares of its common stock of our report dated May 5, 2008 relating to the unaudited condensed consolidated interim financial statements of Entertainment Distribution Company, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2008.
June 17, 2008
Indianapolis, Indiana